UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☑ Soliciting Material Pursuant to §240.14a-12
EMULEX CORPORATION
(Name of Registrant as Specified in Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
(4) Proposed maximum aggregate value of transaction:
(5) Total fee paid:
☐ Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1) Amount previously paid:
(2) Form, schedule or registration statement no.:
(3) Filing party:
(4) Date filed:

Investor Contacts: Frank Yoshino Vice President, Finance (714) 885-3697	Press Contacts: Katherine Lane Manager, Public Relations (714) 885-3828
Dan Burch/Amy Bilbija MacKenzie Partners (212) 929-5500	Andrew Cole/Diane Henry Sard Verbinnen & Co (415) 618-8750

Emulex Board Continues to Recommend Against Broadcom’s Inadequate Tender Offer and Related Consent Solicitation

Corrects Misleading and Inaccurate Statements Made By Broadcom and Details Emulex Strategy for Delivering Significant Value to Stockholders

COSTA MESA, Calif., May 26, 2009 — Emulex Corporation (NYSE: ELX) today sent a letter to its stockholders continuing to urge them not to tender their shares into the unsolicited, non-binding $9.25 per share tender offer from Broadcom Corporation (Nasdaq: BRCM). Emulex also continued to urge its stockholders not to consent to Broadcom’s related solicitation, which aims to ultimately remove Emulex’s entire Board of Directors and appoint in its place nominees hand-picked by Broadcom, who Emulex believes will accept Broadcom’s grossly inadequate offer. The Company also corrected numerous inaccurate statements made by Broadcom as part of Broadcom’s campaign to mislead Emulex stockholders, and detailed the significant value Emulex expects to deliver through its strategic roadmap for its core business and opportunities in the converged networking market. The text of the letter is below.

May 26, 2009

Dear Fellow Stockholder,

We appreciate the feedback we have been receiving from many of you regarding Emulex’s value creation strategy and the broad support for the Board’s unanimous recommendation to reject Broadcom Corporation’s unsolicited tender offer of $9.25 per share. We are pleased to hear from the stockholders we have spoken with that you agree that Broadcom’s offer significantly undervalues Emulex and that it is an opportunistic attempt to capture significant value that rightly belongs to all of you. We continue to strongly urge you to NOT tender your shares into Broadcom’s tender offer.

In addition to its grossly inadequate tender offer, Broadcom’s hostile takeover attempt also consists of a consent solicitation that aims to ultimately remove Emulex’s entire Board and appoint in its place nominees hand-picked by Broadcom. We believe these nominees, if elected, will pursue Broadcom’s self serving agenda of acquiring Emulex on-the-cheap to the detriment of Emulex’s stockholders. Please understand that providing your consent to Broadcom will increase Broadcom’s leverage and provide no benefit to you. We therefore continue to strongly urge you NOT to consent to their solicitation.

Broadcom’s Tactics Underscore Emulex’s Early Lead in the Converged Networking
Space and Broadcom’s Inability to Compete Effectively.

Converged networking is widely recognized as a critical emerging technology for the data center, and Emulex has beaten Broadcom to provide the complete solution required to address this market. In our view, Broadcom is well aware that it does not have the technology to compete due to its lack of Fibre Channel capability — an integral component to the technological offering. In addition, Broadcom would have you believe that this is merely a build versus buy opportunity. Even if Broadcom could develop a Fibre Channel stack, we do not believe Broadcom could compete effectively through a build strategy as it would take a minimum of three years for a company to build and qualify its first generation products, while in the same time frame we expect the Original Equipment Manufacturer (OEM) customers that we have already won will be shipping our third generation solutions which are already in development. Thus, we believe Broadcom would be too late to the market to compete effectively against an established incumbent. We believe Broadcom’s hostile attempt to acquire Emulex underscores the significant impact our successes are having on the current and future prospects of Broadcom’s core Ethernet business.

“In the future, it is the emerging Fibre Channel over Ethernet (FCoE) that will carry the storage traffic” “...it is a lot easier for Emulex or QLogic or Brocade to build FCoE products, than for Broadcom, Marvell or Juniper to build FCoE products...” “In other words, Ethernet vendors should be desperately seeking a credible and established FC provider.” (Wedbush Morgan, April 28, 2009)

“Recent checks confirm Emulex claims of Broadcom design win losses” “After the close Friday, industry sources disclosed to us indications that Broadcom is losing 10GbE design wins to Emulex... for CNA design wins slated for 2H10 ramp.” (JMP Securities, May 4, 2009)

With its unique converged networking offerings, Emulex is rapidly becoming a leader in this market. As a result of our early leadership in this emerging market, the Company expects to double its addressable market to nearly $1.5 billion by calendar 2013. Over the past several months alone, Emulex has achieved 12 new design wins with tier-one OEMs, which, prior to the Broadcom proposal were unannounced and non-public. We anticipate these 12 design wins will support the vast majority of our projected $150 million in converged networking revenues in fiscal year 2012, increasing Emulex’s total revenue to $600 million in the same time period. Broadcom was uniquely aware of these multi-million dollar wins at the time it launched its unsolicited and grossly inadequate tender offer as we competed directly against Broadcom for almost half of them, and won — wins that we believe are now threatening Broadcom’s long dominant Ethernet networking market position.

“A lose/lose situation has emerged for Broadcom. This development puts Broadcom in a messy bind wherein it will either need to up its bid for Emulex or face uncomfortable questions regarding its CNIC roadmap now brought to light of day by Emulex.” (JMP Securities, May 4, 2009)

“Our independent checks corroborate that ELX has been effective achieving significant new business from Tier 1 vendors in 10GE...” (Needham & Company, May 20, 2009)

We Believe Broadcom is Attempting to Mislead You with Inaccurate Statements About the Success of Emulex at the Expense of Broadcom’s Ethernet Business.

Instead of acknowledging the difficult reality it faces regarding its inability to compete effectively in converged networking, Broadcom has made misleading statements in an attempt to disparage your company and deceive you. Below we correct several of Broadcom’s consistently inaccurate statements about Emulex:

•	Broadcom is making misleading statements about Emulex’s ability to generate revenue and market share from design wins.

The Facts:  As Broadcom is aware, new design wins typically begin generating revenue several quarters after they are secured. Broadcom’s assertions that Emulex has not converted the 12 new design wins we have secured in recent months to revenue are a weak and disingenuous attempt to dismiss these critical wins and their potential to impact Broadcom’s share in their Ethernet business.

Broadcom is further attempting to mislead investors by claiming that we have been unable to convert design wins to revenue in the past. The facts are that Emulex has a proven history of taking design wins and converting them into revenue and market share. For instance:

•	We have been the sole supplier of Fibre Channel HBAs to three product lines at one tier-one server OEM for more than 10 years. This multi-generation design win has spanned six generations of adapters and has generated over $500 million in revenue in the past five years.

•	In the next generation 8Gb/s Fibre Channel segment we have secured multiple design wins across all the major server OEMs, including single and dual-channel HBAs as well as mezzanine cards for blade servers. According to a recently published report from the independent Dell’Oro Group (www.delloro.com), we already have established a 43% market share in this market.

•	In fact, 82% of our 8Gb/s Fibre Channel design wins are already shipping, and we expect 100% of them will convert to revenue.

Broadcom is simply attempting to cloud the facts — we have consistently converted design wins into both revenues and market share.

•	Broadcom is making misleading statements about Emulex’s ability to compete in the converged networking market without combining with Broadcom.

The Facts:  Broadcom describes the importance of Converged Network Adapter (CNA) technology, but intentionally gives the impression that Emulex cannot compete in the market without combining with Broadcom. They make this claim despite the fact that Broadcom is well aware that Emulex does not need Broadcom’s Ethernet technology because we have already developed highly successful CNA solutions, with which we are securing design wins at Broadcom’s expense. More importantly, industry leading OEMs are signing up with us in this exciting new growth opportunity, which demonstrates a clear validation of our unique approach to the emerging 10Gb/s Ethernet market.

•	Broadcom is making misleading statements about Emulex’s history of meeting forecasts.

The Facts:  Over the past three years, despite unprecedented macro-economic turmoil, Emulex met or exceeded the high-end of its earnings guidance for 11 of the past 12 quarters. Similarly, Broadcom points to recent stock price and revenue declines, while knowing fully well that the rest of our comparable companies have been similarly adversely impacted by macroeconomic conditions. These macroeconomic-driven factors are NOT relevant when discussing Emulex’s ability to execute in the future, but ARE relevant to demonstrating the fact that Broadcom’s offer is opportunistically timed to take advantage of the current macroeconomic dislocation and to attempt to acquire Emulex on the cheap.

Emulex Expects to Create Significant Long-Term Value for Stockholders. Emulex’s Value Creation Expectations Are Realistic and Based on Modest Assumptions.

As detailed in our May 19, 2009 presentation that you can review at www.emulexvalue.com, we project that our current strategy will generate over $600 million in revenue, mid-20% in non-GAAP operating margin and $1.45 in non-GAAP EPS in fiscal year 2012. For our core HBA/FC business, these projections assume modest growth, consistent with projections of industry growth and server shipment rates from an independent third-party. Projections for converged network revenue are based primarily on the 12 design wins we have secured to-date along with our expected channel business and reflect a modest expectation that we will capture approximately 30% of the converged networking market. Broadcom’s characterization of these projections as “hockey stick” is a flippant attempt to suggest that the results are unattainable and unrealistic; however, Emulex’s projections are based on known and reasonably quantifiable information. The fact is that only a fraction of the total potential platforms in converged networking are represented in our estimates. Thus, as OEMs continue to transition their product offerings to the emerging 10Gb/s Ethernet technology, we fully expect to secure more design wins which will ultimately leverage our first mover advantage and increase our market share and revenues beyond our projections of $150 million for fiscal 2012.

The Company’s strategy to deliver these results consists of the following central elements:

•	Leadership in Converged Networking. This market is expected to more than double our addressable market to nearly $1.5 billion by calendar 2013 according to Dell’Oro Group, a third party independent source. The first shipments of our 2nd generation CNA product are expected to start in the third quarter of calendar 2009. We expect to see meaningful revenue contributions in 2010, and we believe our 12 design wins will significantly contribute toward the $150 million in converged networking revenues we expect in fiscal year 2012. We have the technology and the early leadership position to win long-term in this important market.

•	Strong Core Businesses. Emulex’s core Fibre Channel and embedded businesses are strong and will continue to contribute meaningfully to our top and bottom lines, particularly as we provide new differentiation in our existing product lines and drive incremental revenue through new product and software offerings, such as our encryption HBA technology and our OneCommandtm management software.

•	Disciplined Financial Execution. Emulex generates attractive margins through an OEM model that leverages our operating expenses. As our converged networking business continues to grow, we expect to capture go-to-market synergies from both our core and converged businesses. Additionally, we reduced operating expenses by approximately 10% on an annualized basis, and we expect to benefit from a lower tax rate going forward.

•	Strong Balance Sheet. As of March 29, 2009, Emulex had cash and investments of approximately $303 million and no outstanding indebtedness, which translates to $3.66 per share. As a result, net of cash, Broadcom is effectively offering to pay you only $5.59 per share for the operations of Emulex.

We strongly believe Emulex is well positioned to execute this strategy and deliver on our expectations. Broadcom’s grossly inadequate offer clearly does not account for the value outlined above, and Broadcom’s related consent solicitation aims to ultimately remove Emulex’s entire Board and appoint in its place nominees hand-picked by Broadcom, who we believe will accept Broadcom’s inadequate offer.

We Urge You to NOT Tender Your Shares into Broadcom’s Grossly Inadequate Offer and
NOT to Sign a Gold Consent Solicitation Card from Broadcom.

Please Sign and Return Our WHITE Card When You Receive It.

To reject Broadcom’s tender offer, you do NOT need to take any action. Similarly, to reject Broadcom’s consent solicitation, you do NOT need to take any action on its GOLD consent card. Instead, please sign and return our WHITE consent revocation card when you receive it. If you have questions please contact Emulex’s information agent and proxy solicitor, MacKenzie Partners, at 1-800-322-2885 or collect at 212-929-5500. You can also visit www.emulexvalue.com for additional information.

Thank you for your continued support.

Sincerely,

Jim McCluney
President and Chief Executive Officer

About Emulex

Emulex is the leader in converged networking solutions for the data center. Our Connectivity Continuum architecture provides intelligent networking services that transition today’s infrastructure into tomorrow’s unified network ecosystem. Emulex provides a single framework that intelligently connects every server, network and storage device within the data center. Through strategic collaboration and integrated partner solutions, Emulex provides its customers with industry leading business value, operational flexibility and strategic advantage. Emulex is listed on the New York Stock Exchange (NYSE:ELX) and has corporate headquarters in Costa Mesa, California. News releases and other information about Emulex Corporation are available at http://www.emulex.com.

Safe Harbor Statement

The statements set forth above include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that may be subject to the “safe harbor” of those Acts. The safe harbor does not apply to forward-looking statements made in connection with a tender offer. These forward-looking statements involve risk and uncertainties. The company wishes to caution readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include the rapidly changing nature of technology, evolving industry standards and frequent introductions of new products and enhancements by competitors; fluctuation in the growth of Fibre Channel and IP markets; changes in economic conditions or changes in end user demand for technology solutions; Emulex’s dependence on a limited number of customers and the effects of the loss of, or decrease or delays in orders by, any such customers, or the failure of such customers to make payments; the highly competitive nature of the markets for Emulex’s products; the emergence of new or stronger competitors as a result of consolidation movements in the market; Emulex’s ability to gain market acceptance for its products and the timing of such acceptance; the failure of Emulex’s Original Equipment Manufacturer (OEM) customers to successfully incorporate Emulex’s products into their systems; migration of customers towards newer, lower cost product platforms; a shift in unit product mix from higher-end to lower-end or mezzanine card products; a decrease in the average unit selling prices or an increase in the manufactured cost of Emulex’s products; the company’s ability to attract and retain skilled personnel; the company’s reliance on third-party suppliers; the effect of Broadcom’s unsolicited tender offer to acquire all of Emulex’s outstanding common stock, the related consent solicitation of Broadcom and any related litigation on the company’s business; Emulex’s reliance on third-party suppliers and subcontractors for components and assembly; and the effect of changes in tax rates or legislation, and accounting standards on Emulex’s business. These and other factors which could cause actual results to differ materially from those in the forward-looking statements are also discussed in the company’s filings with the Securities and Exchange Commission (the “SEC”), including its recent filings on Forms 8-K, 10-K and 10-Q. All trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.

IMPORTANT ADDITIONAL INFORMATION

Emulex has filed a preliminary consent revocation statement with the SEC relating to Broadcom’s solicitation of written consents from Emulex stockholders. Emulex intends to file with the SEC and mail to Emulex stockholders a definitive consent revocation statement. Investors and security holders are urged to read the consent revocation statement and other documents filed by Emulex with the SEC, and any amendments or supplements to those documents, when they are available because they contain or will contain important information. Investors and security holders will be able to obtain free copies of these documents (when available) and other relevant documents filed with the SEC by Emulex through the Web site maintained by the SEC at http://www.sec.gov or by directing a request by mail to MacKenzie Partners, 105 Madison Avenue, New York, NY 10016 or by calling toll-free at 1-800-322-2885 or collect at 212-929-5500. Emulex, its directors and certain of its executive officers are participants in a solicitation of Emulex’s stockholders. Information regarding such participants and their direct or indirect interests, by security holdings or otherwise, is contained in the preliminary consent revocation statement filed by Emulex with the SEC on May 15, 2009.

NON-GAAP FINANCIAL MEASURES

As a general matter, the Company uses non-GAAP financial measures in addition to and in conjunction with corresponding GAAP measures to help analyze the performance of its core business, in connection with the preparation of annual budgets, and in measuring performance for some forms of compensation. In addition, the

Company believes that non-GAAP financial information is used by analysts and others in the investment community to analyze the Company’s historical results and in providing estimates of future performance and that failure to report these non-GAAP measures could result in confusion among analysts and others. These non-GAAP financial measures reflect an additional way of viewing aspects of the Company’s operations that, when viewed with the GAAP results and the reconciliations to corresponding GAAP financial measures, provide a more complete understanding of the Company’s results of operations and the factors and trends affecting the Company’s business. However, these non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

The Company has included the following forward-looking non-GAAP financial measures in this press release/letter: (i) non-GAAP diluted earnings per share and (ii) non-GAAP operating margin. Each of these non-GAAP financial measures is adjusted to exclude certain expenses: (1) stock based compensation, (2) amortization of intangibles, and (3) other unforeseen and contingent non-recurring items that the Company cannot reasonably forecast, including severance, goodwill impairment, costs incurred by the Company on behalf of the Company’s Board of Directors in connection with its review of the unsolicited tender offer and related consent solicitation by Broadcom, and litigation and other costs related to such offer and solicitation. The Company has not included in this press release/letter a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures because, due to variability and difficulty in making accurate forecasts and projections or certain information not being ascertainable or accessible, not all of the information necessary for a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures is available to the Company without unreasonable efforts. The probable significance of providing forward-looking non-GAAP financial measures without the directly comparable GAAP financial measures is that such GAAP financial measures may be materially different from the corresponding non-GAAP financial measures.

###